EXHIBIT 99.2

July 31, 2014

Re: Important Announcement from Michael L. Wilson

Dear Seattle Bank Members,
Today, the Federal Home Loan Banks (FHLBanks) of Seattle and Des Moines issued a press release announcing that the two FHLBanks have entered into an exclusivity arrangement and are in discussions regarding a potential merger.
After careful and deliberate consideration, your Board of Directors, along with the FHLBank of Des Moines Board of Directors, unanimously approved moving forward with a detailed due diligence review. If the boards of both FHLBanks believe a combination would be in the best interests of their respective members, the proposed merger would require approval from our regulator, the Federal Housing Finance Agency (FHFA), as well as you, our member-owners, and the member-owners of the FHLBank of Des Moines.
I believe that the Des Moines and Seattle FHLBanks share similar values, member characteristics, and corporate cultures. Furthermore, with its expanded financial strength and geographic reach, a combined cooperative may be better positioned to fulfill its mission and provide members with greater resources to help their businesses and communities thrive.
The combined cooperative would be the largest in the FHLBank System in terms of membership, providing funding solutions to more than 1,500 members in 13 states, as well as the U.S. territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands. Should the merger occur, we expect that the combined FHLBank would be headquartered in Des Moines.
I appreciate that you will have questions about this news and invite you to attend our member conference call tomorrow, Friday, August 1, at 11:00 a.m. Pacific time, to learn more about this decision by your Board of Directors and its implications for your business. Please register online at www.fhlbsea.com to attend.
As your cooperative, our success is directly tied to your success. Please be assured that we have, and will continue to have, the best interests of your cooperative in mind as we continue our discussions regarding the potential merger.
I appreciate your continued support of the cooperative and look forward to talking with you on the call.
Sincerely,

Michael L. Wilson
President and Chief Executive Officer

Member News July 31, 2014 Page 1

This Member News contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those with regard to discussions and activities relating to a potential merger between the Federal Home Loan Bank of Des Moines and the Federal Home Loan Bank of Seattle. These statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plan,” “could,” “should,” “would,” “may,” and “will,” or their negatives, or other variations on these terms. Forward-looking statements are subject to known and unknown risks and uncertainties, some of which may be material. Actual actions, transactions, and performance, including those relating to negotiations, due diligence, decisions, and cooperation regarding a potential merger, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, the continued desire of the parties to pursue a merger, the ability of the parties to agree on terms of and complete a transaction, the ability to realize the expected benefits and efficiencies of a merger, receipt of regulatory cooperation and approvals (including those of the FHFA), reactions from and receipt of applicable approvals by member institutions (and potential member institutions), general economic and financial market conditions, and other internal and external factors that may affect the ability to complete or the reasons for a merger. Additional factors are discussed in the FHLBank of Seattle’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. The Banks do not undertake to update any forward-looking statements made in this announcement.

Member News July 31, 2014 Page 2